UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cipherloc Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	86-0837077 (I.R.S. Employer Identification No.)

6836 Bee Cave Road, Bldg. 1, S#279 Austin, Texas (Address of principal executive offices)	78746 (Zip Code)

Cipherloc Corporation 2021 Omnibus Equity Incentive Plan

(Full title of the plan)

David Chasteen
Chief Executive Officer
Cipherloc Corporation

6836 Bee Cave Road, Bldg. 1, S#279

Austin, Texas 78746

(Name and address of agent for service)

(512) 772-4245

(Telephone number, including area code, of agent for service)

With a copy to:

Jeffrey Fessler, Esq.

Nazia J. Khan, Esq.

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112-0015

Phone: (212) 653-8700

Fax: (212) 653-8701

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒
	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement registers an additional 8,186,106 shares of the Registrant’s common stock that may be offered and sold under the Cipherloc Corporation 2021 Omnibus Equity Incentive Plan (the “Plan”). The number of shares of the Registrant’s common stock available for issuance under the stockholder-approved Plan is subject to an automatic annual increase on the first day of each of the Registrant’s fiscal years beginning on January 1, 2022 and ending on the last January 1st during the initial ten-year term of the Plan, by an amount equal to the lesser of (i) 5% of the Registrant’s shares of common stock outstanding (on an as-converted basis, which shall include shares of the Registrant’s common stock issuable upon the exercise or conversion of all outstanding securities or rights convertible into or exercisable for shares of the Registrant’s common stock, including, without limitation, preferred stock, warrants and employee options to purchase any shares of the Registrant’s common stock) on the final day of the immediately preceding calendar year and (ii) such lesser number of shares of the Registrant’s common stock as determined by the Registrant’s board of directors. For 2022, the Board authorized an increase of 8,186,106 shares of the Registrant’s common stock under the Plan, consisting of the full 5% increase allowed pursuant to the Plan’s evergreen provision. These shares are in addition to the 8,000,000 shares of common stock registered on the Registrant’s Form S-8 filed with the Securities and Exchange Commission on October 25, 2021 (File No. 333-260463) (the “Prior Registration Statement”).

In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Cipherloc Corporation (the “Company”) with the Securities and Exchange Commission (“SEC”) are incorporated herein by reference:

●	The Company’s Annual Report on Form 10-K for the year ended September 30, 2021, filed with the SEC on December 31, 2021;

●	The Company’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2021 and March 31, 2022, filed with the SEC on February 14, 2022 and May 13, 2022, respectively;

●	The Company’s Current Reports on Form 8-K filed with the SEC on October 12, 2021, January 3, 2022 and May 18, 2022;

●	The Company’s definitive proxy statement on Schedule 14A filed with the SEC on July 20, 2021; and

●	All other reports and documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

EXHIBIT INDEX

Exhibit Number	Description
5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP
10.1	Cipherloc Corporation 2021 Omnibus Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A filed on July 20, 2021)
23.1*	Consent of Briggs & Veselka Co.
23.2*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
107*	Filing Fee Table

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on the 29th day of June 2022.

CIPHERLOC CORPORATION

By:	/s/ David Chasteen
David Chasteen
Chief Executive Officer (Principal Executive Officer) and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Chasteen as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David Chasteen	Chief Executive Officer and Director	June 29, 2022
David Chasteen	(Principal Executive Officer)

/s/ Ryan Polk	Chief Financial Officer	June 29, 2022
Ryan Polk	(Principal Financial and Accounting Officer)

/s/ Tom Wilkinson	Chairman of the Board of Directors	June 29, 2022
Tom Wilkinson

/s/ Anthony Ambrose	Lead Independent Director	June 29, 2022
Anthony Ambrose

/s/ Sammy Davis	Director	June 29, 2022
Sammy Davis